Exhibit 10.3

EXECUTION VERSION

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44 (20) 777 36461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

DATE:	March 2, 2012

TO:	Stone Energy Corporation
625 East Kaliste Saloom Road
Lafayette, LA 70508
ATTENTION:	Kenneth H. Beer
TELEPHONE:	337-237-0410
FACSIMILE:	337-521-2072; beerkh@stoneenergy.com

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	+1 212 526 0111
FACSIMILE:	+1 917 522 0458

SUBJECT:	Additional Bond Hedge Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Stone Energy Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Dealer is regulated by the Financial Services Authority. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about March 6, 2012 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer in writing, the “Indenture”) relating to USD 275,000,000 principal amount of 1.75% senior convertible notes due 2017 and the additional USD 25,000,000 principal amount of 1.75% Convertible Senior Notes due 2017 issued pursuant to the option to purchase additional convertible notes exercised on March 1, 2012 (the “Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of this Confirmation. If any relevant sections of the Indenture are changed, added, or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation (other than as provided in paragraph 5(b) below) unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but with the elections and modifications set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 2, 2012.

Effective Date:	The closing date for the issuance of the Convertible Notes issued pursuant to the option to purchase additional Convertible Notes exercised on March 1, 2012.

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty (Ticker symbol “SGY”).

Number of Options:	25,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Applicable Percentage multiplied by the “Conversion Rate” (as defined in the Indenture) as of such date (but without regard to any adjustments to the “Conversion Rate” pursuant to Section 10.03 or Section 10.04(l) of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.

Applicable Percentage:	50%.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Dealer. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Counterparty the Calculation Agent will provide Counterparty with reasonable detail the basis for such calculation (including any assumption used in making such calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes in denominations of USD 1,000 principal amount that are surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but are not “Relevant Convertible Notes” under, and as defined in, the confirmation between the parties hereto regarding the Base Bond Hedge Transaction dated February 29, 2012 (the “Base Bond Hedge Transaction Confirmation”) (such Convertible Notes, the “Relevant Convertible Notes”). For the purposes of determining whether any Convertible Notes will be Relevant Convertible Notes hereunder or under the Base Bond Hedge Transaction Confirmation, Convertible Notes that are converted pursuant to the Indenture shall be allocated first to the Base Bond Hedge Transaction Confirmation until all Options thereunder are exercised.

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD 1,000 principal amount surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but no greater than the Number of Options.

Free Convertibility Date:	December 1, 2016.

Exercise Period:	The period from and including the Effective Date to and including the Expiration Date.

Expiration Date:	Notwithstanding anything to the contrary in section 3.1(f) of the Equity Definitions, “Expiration Date” shall mean the earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the Scheduled Trading Day immediately preceding the “Maturity Date” (as defined in the Indenture).

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:	Applicable, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Exercisable Options” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing (x) prior to 5:00 p.m., New York City time, on the day that is at least two Scheduled Trading Days’ prior to the first day of the applicable Conversion Period in respect of the Options being exercised or (y) prior to 12:00 p.m., New York City time, on the day that is the Scheduled Trading Day immediately preceding the first day of the applicable Conversion Period in respect of the Options being exercised, of (i) the number of such Options (including, if applicable, whether all or any portion of the Convertible Notes relating to such Options are Convertible Notes as to which additional Shares would be added to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 10.03 of the Indenture (the “Make-Whole Convertible Notes”)), (ii) the scheduled first day of the applicable Conversion Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options and (iv) if the Relevant Settlement Method for such Options is not Net Share Settlement, Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Relevant Convertible Note that Counterparty has elected to deliver to “Holders” (as defined in the Indenture) of the related Relevant Convertible Notes (the “Specified Cash Amount”), and such notice shall also include the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of any Options relating to Relevant Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the Expiration Date and need only specify the information required in clause (i) above (provided that any such notice given on the Expiration Date shall be given prior to 12:00 p.m., New York City time, on such date), and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Relevant Convertible Notes before 5:00 p.m., New York City time, on or prior to the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided further that any “Notice of Exercise” delivered to Dealer pursuant to the Base Bond Hedge Transaction shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutadis mutandis, to this Confirmation.

Settlement Terms:

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:

In respect of any Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note (A) entirely in Shares pursuant to Section 10.02(b) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”); (B) in a combination of cash and Shares pursuant to Section 10.02(b) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”); or (C) in a combination of cash and Shares pursuant to Section 10.02(b) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note in a combination of cash and Shares pursuant to Section 10.02(b) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note entirely in cash pursuant to Section 10.02(b) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than Net Share Settlement with a Specified Cash Amount equal to USD 1,000, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i) a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, none of Counterparty and its officers and directors is aware or in possession of any “material non-public information” (within the meaning of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder) with respect to Counterparty or the Shares;

(ii) a representation that Counterparty is electing the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act;

(iii) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv) a representation that Counterparty is not electing the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act; and

(v) an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, an aggregate number of Shares and cash in lieu of fractional shares, if any, (the “Net Share Settlement Amount”) equal to the product of (x) the Applicable Percentage and (y) the number of Shares that Counterparty would be obligated to deliver to the “Holder(s)” (as defined in the Indenture) of the Relevant Convertible Notes converted on such Conversion Date pursuant to Section 10.02(b) of the Indenture and cash in lieu of fractional shares, if any, pursuant to Section 10.02(i) of the Indenture, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Notes with a Specified Cash Amount equal to USD 1,000 per Relevant Convertible Note, notwithstanding any different Specified Cash Amount actually elected by Counterparty with respect to the settlement of such Relevant Convertible Notes; provided that such obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a result of any adjustments to the “Conversion Rate” pursuant to Sections 10.03 or 10.04(l) of the Indenture; and provided further that, with respect to any Settlement in Shares or Low Cash Combination Settlement, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of an amount for each such Trading Day (the “Daily Combination Settlement Cash Amount”) equal to (A) the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Cash Amount for such Trading Day shall be deemed to be zero; and

(ii) an aggregate number of Shares (the “Combination Settlement Share Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of a number of Shares for each such Trading Day (the “Daily Combination Settlement Share Amount”) equal to (A) the Daily Option Value on such Trading Day minus the Daily Combination Settlement Cash Amount for such Trading Day, divided by (B) the VWAP Price on such Trading Day, divided by (C) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Share Amount for such Trading Day shall be deemed to be zero.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the VWAP Price for the last Trading Day of the applicable Conversion Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of (i) the Daily Option Value for such Trading Day, divided by (ii) the number of Trading Days in the applicable Conversion Period.

Daily Option Value:	For any Trading Day, an amount equal to (i) the Option Entitlement on such Trading Day, multiplied by (ii)(x) the VWAP Price on such Trading Day minus (y) the Strike Price on such Trading Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Trading Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note multiplied by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page SGY <equity> (or any successor thereto).

Trading Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

Scheduled Trading Day:	A day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or banks in the State of Texas are authorized or required by law or executive order to close or be closed.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any Scheduled Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or futures contracts relating to the Shares.”

VWAP Price:	On any Trading Day, the per Share volume-weighted average price as displayed on Bloomberg page (or any successor thereto) “SGY <equity> AQR” in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Trading Day, as determined by the Calculation Agent using a volume-weighted method). For the avoidance of doubt, the VWAP Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

Conversion Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 25 consecutive Trading Days commencing on, and including, the third Trading Day immediately following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Conversion Period shall be the 50 consecutive Trading Day period commencing on, and including, the third Trading Day immediately following such Conversion Date;

(ii) if the related Conversion Date occurs on or following the Free Convertibility Date, the 25 consecutive Trading Days commencing on, and including, the 27th Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture”); provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Conversion Period shall be the 50 consecutive Trading Days commencing on, and including, the 53rd Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture”).

Settlement Date:	For any Option, the third Business Day immediately following the final Trading Day of the applicable Conversion Period for such Option.

Settlement Currency:	USD.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver any Shares required to be delivered hereunder in certificated form to Counterparty in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the “Conversion Rate” (as defined in the Indenture) and/or the nature of the Shares under the Convertible Notes pursuant to the Indenture (other than an increase in the “Conversion Rate” pursuant to Section 10.03 or Section 10.04(l) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction. Counterparty agrees that it will notify Dealer prior to the effectiveness of any such adjustment and, to the extent such adjustment requires an exercise of discretion by Counterparty under the terms of the Indenture, it shall use good faith efforts to consult with the Calculation Agent in order to achieve a commercially reasonable adjustment, determination or calculation (it being understood for the avoidance of doubt that notwithstanding any such consultation, Counterparty shall remain entitled to make such adjustments as permitted in accordance with the terms of the Indenture); provided that notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Conversion Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Sections 10.04(a), (b), (c), (d) and (e) of the Indenture that would result in an adjustment to the “Conversion Rate” (as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” pursuant to Section 10.03 or Section 10.04(l) of the Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions (which shall not apply for the purposes hereof), a “Merger Event” means the occurrence of any event or condition set forth in Section 10.05 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions (which shall not apply for the purposes hereof), upon the occurrence of a Merger Event, to the extent an adjustment is made under the Indenture in respect of such Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) for the issuance of additional shares as set forth in Section 10.03 or Section 10.04(l) of the Indenture.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; and (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation”, and for purposes of Section 5(b)(i) of the Agreement, “any applicable law”, shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, the “Wall Street Act”), and the consequences specified in Section 12.9(b)(i) of the Equity

Definitions and Section 6 of the Agreement shall apply to any Change in Law or Illegality, as the case may be, arising from any such act, rule or regulation. The parties hereby agree that any additional capital charges or other regulatory capital requirements imposed with respect to this Transaction in connection with the Wall Street Act, if material, shall constitute “a materially increased cost in performing its obligations under such Transaction” for purposes of Section 12.9(a)(ii)(Y) of the Equity Definitions, if applicable. The foregoing constitutes a specific reservation for purposes of the Wall Street Act.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”.

Increased Cost of Hedging:	Not Applicable.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

4. Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	Counterparty is not as of the Trade Date or the Premium Payment Date and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and on each such date Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(b)	Counterparty shall promptly provide written notice to Dealer upon the occurrence and continuation of an Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(c)	Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act and the regulations promulgated thereunder) that is material to the performance of a party’s obligations or hedging activities in connection with the Transaction;

(d)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(e)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(f)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(g)	Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(h)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(i)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(j)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(k)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(l)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(m)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

(n)	On the Trade Date, none of Counterparty and its officers and directors is aware or in possession of any “material non-public information” (within the meaning of Section 10(b) of the Exchange Act and the rules promulgated thereunder) regarding Counterparty or the Shares;

(o)	Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Net Share Settlement under this Transaction and it agrees not to enter into any such obligation or undertaking that would contractually limit it from effecting settlement pursuant to the Relevant Settlement Method during the term of this Transaction;

(p)	Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction; and

(q)	Counterparty has no knowledge, and is otherwise not aware, of any federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to Counterparty or the Shares that would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, except as required (i) pursuant to the Exchange Act and (ii) by the Securities Act in connection with any registration rights held by Dealer pursuant to this Confirmation.

5. Other Provisions.

(a)	Method of Delivery; Designation by Dealer. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(b)	Additional Termination Events.

(i) The occurrence of an Amendment Event shall constitute an Additional Termination Event in respect of which (A) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion settlement dates or conversion conditions), or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Dealer, such consent not to be unreasonably withheld.

(ii) The Convertible Notes becoming due and payable under the terms of the Indenture as a result of the occurrence of an “Event of Default” with respect to Counterparty as set forth in Section 6.01 of the Indenture shall constitute an Additional Termination Event in respect of which (A) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii) The receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Make-Whole Convertible Notes shall constitute an Additional Termination Event as provided in this paragraph 5(b)(iii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) (x) the aggregate principal amount of Make-Whole Convertible Notes specified in such Notice of Exercise, divided by USD 1,000, minus (y) the number of Make-Whole Conversion Options (as defined in the Base Bond Hedge Transaction Confirmation), if any, that relate to such Make-Whole Convertible Notes, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 10.03 of the Indenture); provided that the amount of cash payable in respect of such early termination by Dealer to Counterparty (determined, for the avoidance doubt, without regard to the immediately following sentence or paragraph 5(m) below) shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I)(1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 10.03 of the Indenture), multiplied by (3) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner, over (II) the aggregate principal amount of the related Make-Whole Convertible Notes, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. Counterparty may irrevocably elect, if so designated in its Notice of Exercise to Dealer as set forth above, to receive the Make-Whole Unwind Payment in Shares, in which case, in lieu of making such Make-Whole Unwind Payment as set forth above, Dealer shall deliver to Counterparty, within a commercially reasonable period of time after such designation as determined by Dealer (taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such delivery) a number of Shares equal to such Make-Whole Unwind Payment divided by a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner.

(c)	Understanding and Acknowledgement. Counterparty understands and acknowledges that notwithstanding any other relationship between Counterparty and Dealer (and Dealer’s affiliates), in connection with this Transaction and any other over-the-counter derivative transaction between Counterparty and Dealer or Dealer’s affiliates, Dealer or its affiliates, as the case may be, is acting as principal and is not a fiduciary or adviser to Counterparty in respect of any such transaction, including any entry into or exercise, amendment, unwind or termination thereof.

(d)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than 9.0% or (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Options in aggregate and the Option Entitlement and (B) the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in such manner specified in this paragraph 5(d), Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(e)	Rule 10b-18.

(i) Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction.

(ii) On any day during any Conversion Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iii) Counterparty agrees that it (A) will not, on any day during any Conversion Period, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(f)

Regulation M. Counterparty represents and warrants to Dealer that (x) Counterparty (A) was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a “distribution,” as such term is used in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than the distribution of the Convertible Notes and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) on any day during any Conversion Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day in such Conversion Period.

(g)	Early Unwind. In the event the sale of the additional Convertible Notes is not consummated with the initial purchasers pursuant to the Purchase Agreement dated as of the Trade Date between Counterparty, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchasers”), as representatives of the initial purchasers party thereto (the “Purchase Agreement”), relating to the issuance of the Convertible Notes for any reason by the close of business in New York on March 6, 2012 (or such later date as agreed upon by the parties, which in no event shall be later than March 13, 2012) (March 6, 2012 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than in cases involving a breach of the Purchase Agreement by the Initial Purchasers, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one of more of its affiliates for the purpose of hedging the Transaction at the cost at which Dealer or one or more of its affiliates purchased such Shares and reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Dealer in good faith and in a commercially reasonable manner. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(h)	Transfer or Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction or the Agreement with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld. Notwithstanding the foregoing or any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction and the Agreement without the consent of Counterparty to (x) any affiliate of Dealer whose obligations are guaranteed by Dealer or an affiliate of Dealer of credit quality equivalent to that of Dealer or (y) any third party as provided in the immediately following paragraph in connection with an Excess Ownership Position.

If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that, in the good faith determination of the relevant

Dealer Person, would give rise to materially burdensome reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under Section 203 of the Delaware General Corporation Law, but excluding any report or filing required pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to eliminate such Excess Ownership Position or effect a transfer or assignment to a third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness equal to the Required Rating on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. “Required Rating” means a rating of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.

In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any Options so transferred or assigned, the “Transfer Options”), to any party, withholding of consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the following reasonable conditions that Dealer may impose: (i) with respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to paragraph 5(d) (“Repurchase Notices”) or any obligations under paragraph 2 regarding Extraordinary Events or paragraph 5(o) (“Registration”) of this Confirmation; (ii) any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended); (iii) such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested as satisfactory to Dealer; (iv) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment; (v) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment; (vi) without limiting the generality of clause (ii), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (iv) and (v) will not occur upon or after such transfer and assignment; and (vii) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by Dealer in connection with such transfer or assignment.

(i)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Share to deliver, any or all of the Shares to be delivered on a Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to pay the cash and/or deliver Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Conversion Period) or delivery times and how it will allocate the cash it is required to pay and/or Shares it is required to deliver under the Relevant Settlement Method among the Staggered Settlement Dates or delivery times; and (ii) the amount of cash and/or aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the amount of cash and/or the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(j)	Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(k)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(l)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(m)

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency, or

Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any “material non-public information” (within the meaning of Section 10(b) of the Exchange Act and the rules promulgated thereunder) concerning itself or the Shares (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by delivery of Share Termination Delivery Property, Dealer shall have the right (without regard to the exceptions set forth above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Share Termination Delivery Property notwithstanding Counterparty’s failure to elect or election to the contrary, it being understood that if Counterparty elects to have Dealer satisfy its Payment Obligation in cash Dealer will use commercially reasonable efforts to follow such election prior to exercising its right to elect to satisfy its Payment Obligation by delivery of Share Termination Delivery Property. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date or other date the Transaction is cancelled or terminated, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable.

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(n)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(o)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities (provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty); (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, requested by Dealer.

(p)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(q)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)	Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(s)	Right to Extend. Dealer may postpone any Conversion Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options (in which event the Calculation Agent shall make good faith and commercially reasonable adjustments to the amount of cash and/or number of Shares to be delivered on the corresponding Settlement Date for such Options), if Dealer determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to (i) preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) enable Dealer or its affiliate to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate. Dealer shall use commercially reasonable efforts to minimize the duration of any such postponement or extension, which, unless otherwise agreed by the parties, shall not be more than 50 Scheduled Trading Days (or, in the case of Settlement in Shares and Low Cash Combination Settlement, 100 Scheduled Trading Days) from such original Conversion Date or other date of valuation or delivery.

(t)	Governing Law. The law of the State of New York (without reference to its choice of law doctrine other than Title 14 of the New York General Obligations Law).

(u)

Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE

TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(v)	Additional ISDA Schedule Terms.

(i) “Specified Entity” means in relation to each of Dealer and Counterparty for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v) of the Agreement, not applicable.

(ii) “Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

(iii) The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement will not apply to either party.

(iv) Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(v) “Termination Currency” means United States Dollars (“USD”).

(vi) Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) or a Termination Event and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(vii) Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(viii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(ix) Fully Paid Transactions. The condition precedent in Section 2(a)(iii)(1) of the Agreement shall not apply to a payment and delivery owing by a party if the other party shall have satisfied in full all its payment or delivery obligations under Section 2(a)(i) of the Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i) of the Agreement.

(x) Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Delaware and is a U.S. person (as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(xi) Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered

Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

6. Account Details:

(a)	Account for payments to Counterparty:

Bank: JPMorgan Chase Bank, N.A.

Location: Lafayette, LA

ABA: 021000021

Acct: Stone Energy Corporation

Acct No.: 8700378593

SWIFT Code: CHASUS33

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

Bank: Barclays Bank plc NY

ABA# 026 00 2574

BIC: BARCUS33

Acct: 50038524

Beneficiary: BARCGB33

Ref: Barclays Bank plc London Equity Derivatives

7. Process Agent:

For purposes of Section 13(c) of the Agreement:

Counterparty appoints as its Process Agent: not applicable.

Dealer appoints as its Process Agent: Barclays Capital Inc..

8. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.

9. Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Stone Energy Corporation

625 East Kaliste Saloom Road

Lafayette, LA 70508

Attention: Kenneth H. Beer

Telephone No.: 337-237-0410

Facsimile No.: 337-521-2072; beerkh@stoneenergy.com

(b)	Address for notices or communications to Dealer:

Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attention: General Counsel

Telephone: (+1) 212-412-4000

Facsimile: (+1) 212-412-7519

with a copy to:

Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn:	Paul Robinson
Telephone:	(+1) 212-526-0111
Facsimile:	(+1) 917-522-0458

and

Barclays Bank PLC, 5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: 44(20) 777 36461

Phone: 44(20) 777 36810

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC.
acting solely as Agent in connection with this Transaction

By:	/s/ Michael Sherman
Name: Michael Sherman
Title: Managing Director

Accepted and confirmed as of the Trade Date:

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name: Kenneth H. Beer
Title: Executive Vice President & Chief Financial Officer

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD	42.6532.
2.	Premium:	USD	2,951,250.

Schedule A–1